Exhibit (11)

Faegre Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103

(215) 988-2700 (Phone)

(215) 988-2757 (Facsimile)

www.faegredrinker.com

October 16, 2020

FS Global Credit Opportunities Fund

201 Rouse Boulevard

Philadelphia, PA 19112

Re: Reorganization of FS Global Credit Opportunities Fund — ADV, FS Global Credit Opportunities Fund — T, FS Global Credit Opportunities Fund — A, FS Global Credit Opportunities Fund — D and FS Global Credit Opportunities Fund — T2 with and into the FS Global Credit Opportunities Fund

Ladies and Gentlemen:

We have acted as counsel for the FS Global Credit Opportunities Fund (the “Fund”), a Delaware statutory trust, in connection with the proposed reorganization (the “Reorganization”) of the FS Global Credit Opportunities Fund — ADV, FS Global Credit Opportunities Fund — T, FS Global Credit Opportunities Fund — A, FS Global Credit Opportunities Fund — D and FS Global Credit Opportunities Fund — T2 with and into the Fund.

This opinion relates to common shares of beneficial interest of the Fund (the “Shares”) (par value $0.001 per Share) to be issued in the Reorganization, and is furnished in connection with the Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”).

In rendering the opinion hereinafter set forth, we have considered such legal and factual matters as we have deemed necessary and have assumed that: (i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the same were of legal capacity; (ii) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; and (iii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate.

This opinion is based exclusively on the laws of the state of Delaware and the federal law of the United States of America. We express no opinion as to the laws of any state other than the state of Delaware or as to state securities laws, including the securities laws of the state of Delaware.

On the basis of and subject to the foregoing and such other considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized for issuance by the Fund, and upon the execution of the Agreement and Plan of Reorganization described in the Registration Statement and the prior satisfaction of the conditions contained therein, the Shares, when issued pursuant to the Agreement and Plan of Reorganization and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by the Fund.

This opinion is rendered solely for the use of the Fund in connection with the filing of the Registration Statement and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ FAEGRE DRINKER BIDDLE & REATH LLP
FAEGRE DRINKER BIDDLE & REATH LLP